Exhibit 99.1

Green Bankshares Declares Regular Quarterly Dividend of $0.13 Per Share and Special Year-End Stock Dividend

GREENEVILLE, Tenn.--(BUSINESS WIRE)--December 2, 2008--Green Bankshares, Inc. (NASDAQ: GRNB), the holding company for GreenBank, today announced that its Board of Directors has declared a regular quarterly dividend of $0.13 per share, payable on December 19, 2008, to shareholders of record as of December 12, 2008.

Additionally, the Board has declared a special year-end stock dividend equal in value to the special year-end cash dividend of $0.16 per share paid in the fourth quarter of 2007. The stock dividend, to be paid on December 29, 2008, is based upon the average closing price of $17.29 per share on Green Bankshares' common stock for the 30-day trading period ended on December 1, 2008, resulting in a stock dividend rate of 0.9254% share of common stock. Thus, each shareholder will receive one new share for every 108 shares held on the record date of December 13, 2008. Since the record date of the cash dividend precedes the record date of the stock dividend, the incremental shares received in the stock dividend will not receive a cash dividend distribution during the fourth quarter.

Stan Puckett, Chairman and Chief Executive Officer, said, "Given the downturn in this economic cycle and its unknown depth and duration, the Board has determined that it is prudent to strengthen capital during these times of uncertainty, and the special stock dividend will accomplish that purpose while enhancing shareholder value at the same time. For those shareholders interested in increasing their investment at a time when stock prices are historically low, the stock dividend represents excellent value. For those shareholders desiring cash to supplement their income stream, these incremental shares may be sold in the market."

Fractional shares associated with the stock dividend will be paid in cash to all registered shareholders based upon the closing prices of the stock on the record date. Fractional shares will be credited to the account of all other shareholders, including those enrolled in the Company's dividend reinvestment plan and those shares held in brokerage accounts.

Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $3.012 billion, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 63 branches across East and Middle Tennessee, and one branch each in Bristol, Virginia, and Hot Springs, North Carolina. It also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. In addition, GreenBank conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.

CONTACT:
Green Bankshares, Inc.
James E. Adams, 423-278-3050
Executive Vice President and Chief Financial Officer